Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-3 for United States Oil Fund, LP of our report dated February 26, 2016 relating to the statements of financial condition as of December 31, 2015 and 2014, including the schedules of investments as of December 31, 2015 and 2014, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2015, 2014 and 2013 of United States Oil Fund, LP included in the Form 10-K of United States Oil Fund, LP for the year ended December 31, 2015, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

February 26, 2016